Exhibit 99.1

N E W S R E L E A S E

FOR IMMEDIATE RELEASE

Media Contact:

Joel Weiden

Gavin Anderson & Company

212-515-1970

Investor Contact:

Doug Morris

Gavin Anderson & Company

212-515-1962

COURT CONFIRMS EXIDE TECHNOLOGIES’ PLAN OF REORGANIZATION

LAWRENCEVILLE, NJ – April 21, 2004 – Exide Technologies (OTCBB: EXDTQ), a global leader in stored electrical energy solutions, announced today that the U.S. Bankruptcy Court for the District of Delaware had confirmed its Joint Plan of Reorganization (the “Plan”), as to which the Official Committee of Unsecured Creditors was a co-proponent, and the Company expects to exit Chapter 11 in the next several weeks when the Plan becomes effective.

Pursuant to the Plan:

•	Exide’s debt will be reduced by $1.3 billion

•	Exide’s existing stock will be cancelled and no distribution will be given to current shareholders

•	22.5 million new shares of common stock will be issued to the Company’s pre-petition secured lenders, representing 90% of the Company’s common stock

•	Exide’s 2.9% convertible notes and 10% senior notes will be cancelled, and the holders of such notes will share in the unsecured creditors’ distribution

•	2.5 million shares of common stock and warrants to purchase 6.25 million shares of common stock at $32.11 per share will be issued to the Company’s unsecured creditors, with approximately 13.4% of such common stock and warrants to be reserved for distribution to the holders of disputed claims under the Plan’s claim reconciliation and allowance procedures

Under the reconciliation and allowance process set forth in the Plan, the Official Committee of Unsecured Creditors, in consultation with the Company, established the reserve described above to provide for a pro rata distribution to holders of disputed claims as they become allowed. Although predictions regarding the allowance and classification of claims are inherently difficult to make, based on the Company’s review to date of the available information, the Company believes the reserve is reasonable and adequate. To the extent the reserved shares of common stock and warrants are insufficient to provide such distribution, the Company may issue additional common stock and warrants with a Plan value equal to the additional allowed claims. In that event, the Company will also issue common stock to the pre-petition secured lenders sufficient to preserve the relative value of their recoveries under the terms of the Plan.

Under the terms of the Plan, Exide’s new common stock and warrants are expected to be listed on the NASDAQ National Market.

Craig H. Muhlhauser, Chairman, Chief Executive Officer and President of Exide Technologies, said, “This is a terrific day for Exide. It has been two years since we filed for reorganization, and during that time we have made a number of difficult decisions designed to revitalize the Company. We have significantly reduced our debt and attracted new funding that will provide us with a very strong foundation for future growth. We have created a new Exide that is well positioned to build upon its global business and continue providing customers with the superior products, services and solutions that help make them successful.”

Muhlhauser continued, “Today’s accomplishment would not have been possible without the support from our constituents. First, I want to thank our customers and suppliers for their strong commitment during this period. Their continued support has been crucial in our ability to successfully complete our restructuring. Second, I am gratified by the dedication of our employees. They rose to the challenge of staying focused on meeting our customers’ needs, and I want to thank them for their hard work. This is a great new day for the entire Exide family.”

About Exide Technologies:

Exide Technologies, with operations in 89 countries and fiscal 2003 net sales of approximately $2.4 billion, is one of the world’s largest producers and recyclers of lead-acid batteries. The Company’s three global business groups – transportation, motive power and network power — provide a comprehensive range of stored electrical energy products and services for industrial and transportation applications.

Transportation markets include original-equipment and aftermarket automotive, heavy-duty truck, agricultural and marine applications, and new technologies for hybrid vehicles and 42-volt automotive applications. Industrial markets include network power applications such as telecommunications systems, fuel-cell load leveling, electric utilities, railroads, photovoltaic (solar-power related) and uninterruptible power supply (UPS), and motive-power applications including lift trucks, mining and other commercial vehicles.

Further information about Exide and its financial results are available at www.exide.com.

Certain statements in this press release may constitute forward-looking statements as defined by the Securities Litigation Reform Act of 1995. As such, they involve known and unknown risks, uncertainties and other factors that may cause the actual results of the company to be materially different from any results expressed or implied by such forward-looking statements. These factors include without limitation the successful closing of the Company’s exit financing and associated transactions, the Company’s ability to consummate the Plan, acceptance of the Company’s application for listing on the NASDAQ National Market, and approval of numerous regulatory and other legal filings in multiple countries and jurisdictions. Certain of these and other factors are enumerated in further detail in the Company’s Form 10-K.

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